Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Force Fuels, Inc. (a development stage company):

We hereby consent to the use in this Registration Statement on Form S-1 (the “Registration Statement”) of our report dated December 23, 2008, relating to the balance sheets of Force Fuels, Inc. (a development stage company) (the “Company”) as of July 31, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the fiscal years then ended and for the period from July 15, 2002 (inception) through July 31, 2008, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
January 30, 2009